Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
LIBERTY MEDIA CORPORATION

The undersigned, in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law, does hereby certify as follows:

1.	The name of the corporation is Liberty Media Corporation (the “Corporation”).

2.	The Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by striking out Article I NAME thereof and substituting in lieu of said Article the following new Article:

“ARTICLE I NAME. The name of the corporation is Liberty Interactive Corporation (the “Corporation”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned this 22nd day of September, 2011.

LIBERTY MEDIA CORPORATION
By: /s/ Charles Y. Tanabe
Name: Charles Y. Tanabe
Title: Executive Vice President and General Counsel